Exhibit 3.19

RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNGARD ASIA PACIFIC INC.

(A DELAWARE CORPORATION)

It is hereby certified that:

1. The name of the corporation is SunGard Asia Pacific Inc. (hereinafter called the “Corporation”) and the name under which the corporation was originally incorporated is All Solutions Acquisition Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 15, 1995.

2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented.

3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full on EXHIBIT A attached hereto.

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

5. The Restated Certificate shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the said SunGard Asia Pacific Inc. has caused this Restated Certificate of Incorporation to be duly signed by Karen M. Mullane, Vice President, this 10th day of April, 2012.

/s/ Karen M. Mullane
Karen M. Mullane, Vice President

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

SUNGARD ASIA PACIFIC INC.

FIRST: The name of the Corporation is: SUNGARD ASIA PACIFIC INC.

SECOND: The address of the Corporation’s registered office in the State of Delaware is: 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of its registered agent at such address is: The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted are: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, $1.00 par value.

FIFTH: The corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaws made by the Board of Directors.

SEVENTH: The election of directors need not be by written ballot, unless the bylaws of the Corporation shall so provide.

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law as same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: This Restated Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.